2004 SPECIAL MEETING RESULTS

On November 30, 2004, RSI Retirement Trust held its Annual
Meeting of Trust Participants to consider: (1) the election of the three Trustees for the terms of three years, and (2) ratification or rejection of Anchin, Block & Anchin LLP as independent accountants of RSI Retirement Trust for the fiscal year ending September 30, 2004.

Proposal 1: Election of Trustees

Nominee:
Candace Cox
		Units
FOR:		6,815,897
AGAINST:	49,795
ABSTAIN:	0

Nominee:
William A. McKenna, Jr.

		Units
FOR:		6,815,897
AGAINST:	49,795
ABSTAIN:	0


Nominee:
Raymond L. Willis

		Units
FOR:		6,815,897
AGAINST:	49,795
ABSTAIN:	0

Proposal 2:  Ratification of Independent Accountants Anchin,
Block & Anchin LLP

		Units
FOR:		6,851,401
AGAINST:     	444
ABSTAIN:	13,847